Exhibit 11

                        NEW YORK COMMUNITY BANCORP, INC.

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                           Three Months Ended        Six Months Ended
                                                                June 30,                 June 30,
(in thousands, except per share data)                      2001        2000(1)      2001        2000(1)
-------------------------------------------------------------------------------------------------------
Net income                                               $18,695      $ 7,770      $46,339      $15,354

Weighted average common shares outstanding                40,116       26,415       40,308       26,518

Earnings per common share                                $  0.47      $  0.29      $  1.15      $  0.58

Weighted average common shares outstanding                40,116       26,415       40,308       26,518

Additional dilutive shares using average market
   value for the period when utilizing the Treasury
   stock method regarding stock options                      775          280          640          285
                                                         -------      -------      -------      -------

Total shares for diluted earnings per share               40,891       26,695       40,948       26,803
                                                         =======      =======      =======      =======

Diluted earnings per common share
   and common share equivalents                          $  0.46      $  0.29      $  1.13      $  0.57
                                                         =======      =======      =======      =======

(1) Share amounts for the year 2000 have been adjusted to reflect a 3-for-2 stock split on March 29, 2001.


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